Agreement No. ________________

VISIONWAVE HOLDINGS INC DISTRIBUTOR AGREEMENT

THIS DISTRIBUTOR AGREEMENT (the "Agreement") is made and entered into as of July 1, 2026 (the "Effective Date") by and between VisionWave Holdings, Inc. ("VisionWave"), a Delaware corporation with its principal offices at 1063 N Spaulding Ave, West Hollywood, CA 90046 USA, and STRATONEX DEFENCE TECHNOLOGIES LTD, ("Stratonex"), a UK Private Limited company, company number 17169139, with its principal offices at 2 The Slade, Newton Longville, Milton Keynes, England, MK17 0DR

.

WHEREAS, VisionWave is a manufacturer and supplier of software ("Software") and hardware systems ("Hardware") and professional services ("Services"), collectively the products ("Products");

WHEREAS, VisionWave and Stratonex desire to enter into an agreement for Stratonex to distribute VisionWave's products;

WHEREAS, the parties previously executed Heads of Terms dated 1 May 2026 (the "HoT") setting out the principal terms for a strategic partnership, technology licensing, and commercial collaboration under which Stratonex is to serve as VisionWave's commercialization, integration, and sovereign delivery partner for VisionWave technologies in the United Kingdom, Europe, and other agreed markets, with a focus on defense, homeland security, and adjacent sectors;

WHEREAS, the parties intend this Agreement to constitute the Definitive Agreement contemplated by the HoT (except for those HoT provisions expressly stated to be non-binding or to be addressed in separate instruments such as an NDA or NCNDA), and to govern the licensing, distribution, integration, and commercialization of VisionWave Products on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, VisionWave and Stratonex hereby agree as follows:

1. Appointment

VisionWave hereby appoints Stratonex, and Stratonex hereby agrees to act, as a strategic commercialization, integration and sovereign delivery partner and distributor of the Products within the Territory. Subject to the opportunity registration provisions set out in Exhibit A, Stratonex shall have exclusive rights in respect of the Opportunities accepted and registered with VisionWave within the Territory, in accordance with the terms and conditions set forth in this Agreement and in each of the exhibits attached hereto, which exhibits are incorporated in, and made a part of this Agreement by this reference. Stratonex's role includes leading customer acquisition, developing and managing pipeline opportunities, engaging government, defence and institutional stakeholders, structuring commercial opportunities, integrating VisionWave technologies into broader systems and platforms, developing platform/mission/control layers and sovereign adaptations, and coordinating delivery in collaboration with VisionWave. Stratonex's authority shall be limited to licensing and reselling the Products (a) directly to third parties for the third parties' use and not for redistribution, (each such third party an "End User"), or (b) to other distributors, integrators, resellers, solution providers and value added resellers for sublicensing to End Users in accordance with approved opportunities. Stratonex shall not purchase the Products for distribution under this Agreement from any party other than VisionWave or its authorized sources. The rights granted to Stratonex under this Agreement shall not apply to any affiliate or subsidiary of Stratonex except with the written consent of VisionWave and the agreement of that affiliate or subsidiary to be bound by the terms of this Agreement. Stratonex shall not purchase the Products for distribution under this Agreement from any party other than VisionWave. This appointment does not obligate VisionWave to accept any Purchase Order from Stratonex.

2. Products

(a) VisionWave reserves the right from time to time, in its sole discretion and without liability to Stratonex, to add items to, or to delete items from, the list of Products by an addition to or a deletion from the price list. Each such modification to the list shall be effective thirty (30) days after Stratonex's receipt of the modified list.

(b) VisionWave reserves the right from time to time, in its sole discretion and without liability to the Stratonex, to (a) modify, alter, change or enhance any or all of the Products at any time, and (b) discontinue the sale of or availability of any of the Products, upon thirty (30) days advance notice in writing of such action to Stratonex by means of either a sales bulletin or price list change notification.

(c) For the purposes of this Agreement, the aggregate net purchase price of a Product shall be the purchase price of such Product shown on the then most recent invoice sent to the Stratonex by VisionWave or, if no such invoice has been sent, the purchase price for such Product shown on the then effective price list, less the aggregate of all previously issued price protection credits with respect to such product.

3. Territory

Under this Agreement, Stratonex shall have the right to purchase and to distribute the Products within the geographic area described on Exhibit C hereto (the "Territory"). For the avoidance of doubt, registered Opportunities accepted pursuant to Exhibit A shall be protected on an exclusive basis for the duration of the Opportunity registration. Stratonex agrees not to advertise outside the Territory or to establish any branch, sub-distributor or warehouse with a view to distribution of the Products outside the Territory. It is understood and agreed that nothing in this Agreement shall prevent or preclude any present or future customer or distributor of VisionWave, any of its subsidiaries, or any customers of such customers or distributors from marketing in the Territory any Products (whether alone or incorporated in a system) purchased by them from VisionWave, any of its subsidiaries, or such customers or distributors. All such present or future customers or distributors may market in the Territory through subsidiaries, divisions, offices, representatives or distributors within or without the Territory as they, at their sole option, see fit. VisionWave expressly reserves the right from time to time, in its sole discretion and without liability to Stratonex, to: (i) appoint other distributors or representatives to solicit and make sales, both nationally and internationally, including, without limitation, within the Territory; (ii) modify the Territory upon giving Stratonex thirty (30) days prior written notice of such modification, and; (iii) license, distribute or sell any Products in any channel of distribution within or without the Territory. Not withstanding the foregoing, VisionWave shall not appoint any other distributor, reseller, consultant or representative in relation to any Opportunity that has been registered and accepted pursuant to Exhibit A, unless the Opportunity becomes unregistered.

4. Audits

VisionWave shall have the right, during the Term and for two (2) years thereafter, in each case with advance notice and during regular business hours, to request that audits of Stratonex be conducted by an independent, third party auditor selected by VisionWave. Such audit shall be of the records of Stratonex with respect to the Products, for the purpose of verifying the licenses, products, and services sold by Stratonex. Such audits shall be conducted in such a way as to minimize interference with Stratonex's normal business operations, and be no more frequently than two (2) times per year. If any such audit should disclose any underpayment by Stratonex, Stratonex shall promptly pay VisionWave the amount of the underpayment, together with interest at a rate of one-and-one-half percent (1-1/2%) per month or the highest rate allowed by law, whichever is lower, from the date on which such amount became due to VisionWave from Stratonex. If the underpayment amount is more than five percent (5%) of the amount due for the relevant period, Stratonex shall pay VisionWave's costs and expenses for such audit.

5. Training

VisionWave will provide reasonable support to Stratonex via telephone. Online and in person training shall be available to Stratonex at VisionWave's standard rates.

6. Term and Termination

(a) The Initial Term of this Agreement is two years from the Effective Date, subject to the terms and conditions set forth below with regard to early termination. This Agreement shall automatically extend for successive one year terms provided: (i) Stratonex has made all payments required by this Agreement; (ii) there has been no uncured breach of this Agreement by Stratonex; and (iii) the Agreement has not otherwise been terminated pursuant to its terms and conditions. "Term" shall mean the Initial Term together with any renewal period.

(b) This Agreement shall automatically terminate upon delivery of notice of termination to Stratonex if Stratonex (a) makes or attempts to make an unauthorized transfer or assignment of this Agreement; (b) makes any unauthorized use or disclosure of VisionWave Confidential Information or makes any unauthorized use of the Products or VisionWave marks; (c) distributes the Products in a manner not permitted by this Agreement; (d) fails to pay to VisionWave any amount due, except for legitimate reconcilable invoices, and does not correct such failure within ten (10) days after written notice of such failure is delivered to Stratonex. Each of the parties has considered its expenditures in preparing for performance of, and performing, this Agreement and possible losses resulting form its termination. It is expressly understood that this right of termination is absolute and that neither party shall be liable to the other for damages, or otherwise, in case of termination of this Agreement.

(c) This Agreement may also be terminated in the event of one party's breach of any of the terms and conditions set forth herein, provided that such breach is not remedied within thirty (30) days of the breaching party receiving written notice of such breach from the other party.

(d) Either Party may terminate this Agreement on sixty (60) days written notice to the other Party.

(e) Effect of Termination

   (i) Upon any expiration or termination of this Agreement, all rights granted under this Agreement shall immediately terminate, except as set forth in Section 6(f), and all outstanding obligations of Stratonex to pay any amounts to VisionWave shall immediately become due and payable.

   (ii) In the event that this Agreement is terminated by VisionWave without cause, or by Stratonex without cause, at Stratonex's request, VisionWave shall fill any orders remaining outstanding at the effective date of termination. VisionWave shall have no order fulfillment obligations after such date.

(f) Articles 4, 9, 12, 13, 16, 17, 19, 20, 21, 22 and 26 shall survive any termination or expiration of this Agreement.

(g) Following termination or expiry of this Agreement, unless VisionWave terminates this agreement for one or more breaches by Stratonex, Stratonex shall remain entitled for a period to all commissions, fees, revenues and other agreed commercial benefits arising from any Opportunity that was registered, introduced, originated or substantially developed by Stratonex prior to termination. This period shall be defined as follows: if the Opportunity has been registered for one (1) year or less, 12 months; if the Opportunity has been registered for more than one (1) year, 18 months. If VisionWave notifies Stratonex of a breach and the breach is not cured within 30 days per Section 6.(c) above, then no tail period for any Opportunity will be given. VisionWave shall not directly or indirectly circumvent any commissions owed to Stratonex in relation to any such Opportunity during any applicable tail period.

7. Purchasing Procedure

(a) Stratonex shall transmit purchase orders to VisionWave Holdings UK Ltd. (each an "Order"). VisionWave reserves the right to change the address for Orders on five (5) days written notice to Stratonex.

(b) VisionWave, in its sole discretion, shall accept or reject, in whole or in part, each Order at the earliest practical date, but in any event within ten (10) business days following receipt thereof. In each acceptance of an Order, VisionWave shall confirm the requested shipping date or specify an alternative shipping date. All Orders will be subject to approval by VisionWave's credit department.

(c) In the event of shortage of Products, VisionWave will allocate its inventory of Products in a manner it deems equitable in its sole discretion. If VisionWave is unable to provide any Product to Stratonex, VisionWave shall notify Stratonex, and Stratonex may, at its sole discretion, cancel any such Product Order.

(d) Stratonex shall fill out the information requested on Exhibit D regarding contacts for marketing and pricing. No Products will be shipped unless Exhibit D is filled out. Notices from VisionWave regarding marketing and pricing will be deemed received by Stratonex if addressed to the individuals identified on Exhibit D at the e-mail addresses listed thereon. It is Stratonex's responsibility to update Exhibit D if it wishes to change a contact or an address.

(e) No provisions in Stratonex's purchase orders, license agreements or in any other business forms employed by Stratonex shall add to or supersede the terms and conditions of this Agreement, which shall exclusively govern the relationship of the parties.

8.Pricing and Shipping Policies

(a) Stratonex is free to set any price on the sale or licensing of the Products to third parties.

(b) Stratonex shall pay the purchase price for Products as stated in the then current Price List of VisionWave, which list is published periodically by VisionWave and subject to change as provided in this Agreement.

(c) The Product license fee does not include any New Versions or Upgrades of the Products, which, if made available, may be licensed at an additional cost. "New Versions" means a new version of the Products containing new features or functions as well as error corrections, but does not include new products available from VisionWave for an additional fee. "Upgrade" means a revision of the Product that includes enhancements that increase performance, increase functionality or add features, for which VisionWave charges a license fee.

(d) The Product license fee does not include Maintenance Releases which are available to End Users upon payment of Support and Maintenance fees. "Maintenance Releases" are product temporary fixes, error corrections, work-arounds and corrections made available by VisionWave to supported End Users of the Products, but does not include new products available from VisionWave for an additional fee.

(e) VisionWave reserves the absolute right from time to time, in its sole discretion and without liability to Stratonex, to establish, change, alter or amend (collectively, "Change") the prices by giving Stratonex advance written notice of such action. Except as provided in subsection (h) below, any such Change shall become effective upon the date of Stratonex's receipt of such written notice, and each Order received by VisionWave after such date shall be subject to such Change.

(f) Stratonex shall pay all charges for shipping and transportation of the Products and shall be responsible for all insurance, sales and use taxes, duties, value-added, withholding or other governmental taxes, excises and tariffs. Such amounts shall not be included in calculating any credits, refunds, price protection, or other offsets permitted under this Agreement. To facilitate the shipment of products, shipping carrier will be selected by VisionWave with the pricing at the best scale of economy. ALL SHIPMENTS OF PRODUCT SHALL BE F.O.B. VISIONWAVE. RISK OF LOSS SHALL BE TRANSFERRED TO DISTRIBUTOR UPON TENDER OF THE PRODUCTS TO THE CARRIER AT THAT F.O.B. POINT.

(g) All prices on the price list are exclusive of all taxes, including customs duties, import taxes and sales, use or value added taxes where applicable. If not invoiced by VisionWave, Stratonex will be responsible for all transaction taxes, including sales and use taxes, on all purchases of goods and services from VisionWave,

as required by state and local tax laws. Upon presentation of invoices by VisionWave, Stratonex shall pay any and all applicable tariffs, duties or taxes (other than franchise and income taxes for which VisionWave is responsible) imposed or levied by any government or agency, including, without limitation, federal, state and local sales, use, value added and personal property taxes. Any claimed exemption from such tariffs, duties or taxes must be supported by a tax exemption certificate and other proper documentary evidence delivered to VisionWave.

(h) Stratonex shall be deemed to have accepted delivery of the Products upon tender to the carrier. Within ten (10) days after such tender, Stratonex may notify VisionWave of incomplete or damaged shipment. In the event of an incomplete order, VisionWave shall as soon as commercially practicable tender any outstanding portion of the order. In the event of damaged shipment, VisionWave shall issue a Return Merchandise Authorization (RMA) to Stratonex upon the submission of a substitute Stratonex purchase order. All Products returned to VisionWave shall be unopened in their original packaging (except to the extent damaged by shipment) unless otherwise mutually agreed by the parties. Stratonex shall pay all return costs including duties, tariffs and taxes except as otherwise agreed by VisionWave on a case by case basis. No returns shall be permitted if Stratonex fails to contact VisionWave within the ten (10) day period specified above. VisionWave under no circumstances shall accept for return Products obtained from VisionWave for resale but used as evaluation copies.

For Orders not made, accepted or completely shipped by VisionWave prior to the effective date of a Change, the billing procedures shall be as follows:

(i) Price Increases

(A) All back ordered Products from Orders received prior to the effective date of the price increase which were previously scheduled by Stratonex for shipment prior to the effective date of the price increase, or within thirty (30) days following the effective date of the price increase as shown in the Order for such Products, will be billed at the price in effect prior to the increase.

(B) All Products scheduled by Stratonex for shipment more than thirty (30) days from the effective date of the price increase will be billed at the new increased price.

(C) Stratonex shall have the right to cancel, at no cost to Stratonex, any Order of any Products affected by a price increase, if it gives VisionWave written notice of such cancellations within ten (10) business days following the effective date of the price increase.

(ii) Price Decreases

(A) When a price decrease becomes effective, the new price will apply to all unshipped items on Orders accepted by VisionWave prior to the effective date of the price decrease, and on new Orders accepted by VisionWave on or after the effective date of the price decrease.

(B) In the event VisionWave decreases the price of any Product, the decrease shall apply to all units of such Product in Stratonex's inventory, and not purchased by Stratonex to fill an order for such Products from a customer, that are new and unused and in the original shipping container and that had been shipped to Stratonex no more than seventy five (75) days prior to the effective date of the decrease.

(C) For each unit of the Products as to which this subsection (ii) applies, Stratonex may apply for a credit equal to the difference between (a) the net purchase price paid by Stratonex for such Product, less any credits granted thereon by VisionWave, and (b) the new decreased price, multiplied by the applicable quantity of each of such Products. Any such credit shall be applied against any amounts then owed, or owed in the future, to VisionWave by Stratonex.

9. Payment Terms

(a) Payment by Stratonex to VisionWave for each Order shall be made in GBP (Great British Pounds) unless another currency is mutually agreed for any specific Order. Payment terms for each Order shall be net thirty (30) days after date of the invoice for shipments under such Order. All payments will be made

without reduction or offset for any items. VisionWave reserves the right to require prepayment. All amounts past due shall bear interest at the rate of 1.5% per month or, if lower, the highest rate permitted by applicable law. In the event that any payment is not paid when due, in addition to its other rights under this Agreement, VisionWave may defer shipment of additional Products until all outstanding amounts including applicable interest charges are paid. Any such action by VisionWave shall not give rise to any claim by Stratonex for breach of this Agreement.

(b) Payment shall be by wire transfer as set forth on Exhibit B or in such other manner as advised by VisionWave on at least 10 days written notice. Stratonex shall provide to VisionWave such financial information concerning Stratonex as VisionWave may reasonably request from time to time.

10. Stock Rotation

When Stratonex desires to make a stock rotation, it will submit to VisionWave a list indicating the quantity and part number of the Product requested to be returned. All stock rotation requests must be accompanied by an Order for Products with an aggregate purchase price equal to or greater than the credit Stratonex is to receive for such return. Upon receiving such list and related Order, VisionWave will issue to Stratonex a Return Material Authorization ("RMA") number for the return of the Product on the list and will process the related Order. Transportation (and duties) for the returned Products shall be paid by Stratonex.

11. Product Return Policy

No Product may be returned, regardless of reason, without a valid RMA number issued by VisionWave, which number Stratonex must request directly from VisionWave. VisionWave shall not unreasonably refuse to issue, or unreasonably delay the issuance of, an RMA number to which Stratonex is entitled under this Agreement.

12. Reports and Records

Stratonex shall submit monthly sales out and inventory reports to VisionWave, showing sales by sku #, product description, customer name and address, selling prices and dates of shipment, quantity and cost of inventory by location. The report shall separately identify any maintenance or support sold for the Products. Stratonex shall submit its reports for a month no later than the 15th of the month following such month. Stratonex shall also to the extent practicable respond to inquiries from VisionWave on its current levels of inventory of Products.

13. Compliance With Laws

(a) General. Stratonex shall at its sole expense comply with all laws, regulations and treaties applicable to its operations and performance of this Agreement, including without limitation the UK Bribery Act 2010, UK GDPR and Data Protection Act 2018, all applicable export control and sanctions laws (including US Export Administration Regulations (EAR), International Traffic in Arms Regulations (ITAR) where applicable to VisionWave Products, UK Export Control Order, EU Dual-Use Regulation, and any sanctions administered by OFAC, UK HM Treasury, or the EU), and anti-bribery, anti-corruption, and anti-money laundering laws of any jurisdiction in which it operates.

(b) Export Controls and End-Use. Stratonex shall be solely responsible for compliance with all export, re-export, import, and end-use requirements applicable to the Products in the Territory, including obtaining and maintaining all required licences and authorisations. Stratonex shall not export, re-export, transfer, or sell any Products or technical data to any party on any denied party, entity, or specially designated nationals list maintained by the US, UK, EU or other applicable authority, or for any prohibited end-use (including nuclear, chemical/biological weapons, or missile proliferation). Stratonex shall provide VisionWave with end-use certificates and other documentation reasonably requested. VisionWave reserves the right to require written assurances regarding ultimate end-use and end-user prior to shipment.

(c) Stratonex will not use any payment or other benefit derived from VisionWave to offer, promise or pay any money, gift or any other thing of value to any person for the purpose of influencing official actions or decisions affecting this Agreement, while knowing or having reason to know that any portion of this money, gift or thing will, directly or indirectly, be given, offered or promised to an employee, officer or other person acting in an

official capacity for any government or agency or any political party, party official or candidate for political office.

(d) Indemnification for Non-Compliance. Stratonex shall indemnify and hold VisionWave harmless from any claims, losses, liabilities, penalties, or expenses (including reasonable attorneys' fees) arising from Stratonex's failure to comply with this Section 18.

14. Business Requirements

Stratonex will be required to (i) assign a Product Manager to the Product line, (ii) train and certify one (1) of Stratonex's qualified personnel on the Products by a mutually agreed date, and (iii) train no less than two (2) Business Development managers on the Products by a mutually agreed date. Upon the execution of this Agreement, both companies shall issue a mutually agreed upon press release upon a mutually agreed date. VisionWave shall provide reasonable technical, commercial and proposal support to Stratonex in connection with registered opportunities, including access to product information, technical personnel and customer-facing support where reasonably required.

15. Intellectual Property Rights

(a) Stratonex understands and agrees that: (i) it does not possess and will not acquire any title to or ownership in the technology pertaining to the Products; (ii) it is not authorized to transfer any title to or ownership in the technology pertaining to the Products; and (iii) all patents, trademarks, trade names, copyrights and other intellectual property rights relating to the Products and associated technology belong to VisionWave. Stratonex shall not reverse engineer, disassemble, decompile or make any unauthorized copies of the Products or any portion thereof.

(b) During the term of this Agreement, Stratonex is authorized by VisionWave to use the trademarks, trade names, logos, and designations used by VisionWave for Products only in connection with Stratonex's advertisement and promotion of Products and only in accordance with the then current version of VisionWave's Graphics/Logos Design Standards, available at www.falconstor.com/logousage.asp. VisionWave reserves the right to require Stratonex to submit to VisionWave for its prior approval any and all advertising and sales literature of Stratonex which refer to VisionWave or include any of VisionWave's marks. If VisionWave has not notified Stratonex of its disapproval of such materials within five (5) business days of receipt, the materials shall be deemed approved. Stratonex shall make all modifications to the materials deemed necessary by VisionWave to protect the goodwill of VisionWave's marks. Stratonex acknowledges and agrees that VisionWave is the owner of its marks and that all goodwill arising out of Stratonex's use of the VisionWave's marks pursuant to this Agreement shall inure to VisionWave. Stratonex shall not at any time or in any way indicate ownership of or any right in the VisionWave's marks. Stratonex's right to use the VisionWave's marks shall immediately cease upon termination or expiration of this Agreement except as may be agreed upon by the parties regarding Stratonex's disposal of inventory of Products at the time of termination or expiration. Stratonex shall at all times conduct business only under its own name and may not use the VisionWave's marks as part of its business name. Stratonex shall not register or apply for registration of any of VisionWave's marks or any name or mark that incorporates any of VisionWave's marks anywhere in the world. VisionWave reserves the right to require Stratonex to discontinue the use of any advertising or marketing materials relating to VisionWave, the trademarks, names or logos, or the Products.

(c) Ownership of Intellectual Property. VisionWave shall retain ownership of all intellectual property, software, source code, patents, trademarks, know-how and related rights owned or controlled by VisionWave prior to or developed after the Effective Date ("VisionWave IP"). Stratonex shall retain ownership of all intellectual property, software, source code, platform developments, integration layers, mission systems, sovereign adaptations, customer-specific developments, know-how and related rights owned or controlled by Stratonex prior to or developed after the Effective Date ("Stratonex IP"). The ownership and exploitation

of jointly developed intellectual property shall be governed by a separate written agreement between the Parties within 90 days of the date of this Agreement.

(d) Sovereign Integration Rights. VisionWave grants Stratonex the right to integrate, adapt, configure and deploy VisionWave Products within sovereign programmes in the Territory, subject to applicable export control, security and licensing requirements. The Parties acknowledge that government and defence customers may require sovereign hosting, sovereign integration, customer-specific modifications and local deployment arrangements and agree to work together in good faith to support such requirements.

16. Confidential Information

(a) Definition of Confidential Information. As used in this Agreement, "Confidential Information" shall mean the terms and provisions of this Agreement and all other business, financial, technical and other information of a party disclosed pursuant to, or in connection with, this Agreement, including without limitation (i) information designated by that party as confidential; and (ii) any information disclosed to such party under an obligation of confidentiality by a third party; provided, however, that "Confidential Information" shall not include the existence of this Agreement itself or the names of the parties hereto or information that the party receiving any Confidential Information (the "Receiving Party") can demonstrate to the reasonable satisfaction of the party disclosing its Confidential Information (the "Disclosing Party") (a) was in the possession of the Receiving Party without obligation of confidence to the Disclosing Party before receipt thereof from the Disclosing Party; (b) was independently developed by the Receiving Party without reference to any Confidential Information; (c) is or has become available to the public without fault of the Receiving Party; or (d) is disclosed to the Receiving Party, without restriction, by a third party.

(b) Treatment of Confidential Information. The Receiving Party shall maintain, and shall cause its representatives to maintain, any Confidential Information in confidence using the same degree of care as for its own Confidential Information and shall not use the Disclosing Party's Confidential Information for any purpose other than the purposes contemplated by this Agreement. The Receiving Party may disclose the other party's Confidential Information only (i) to the representatives of the Receiving Party who have a need to know such information to accomplish the purposes of this Agreement; or (ii) to third parties upon the prior written approval of the Disclosing Party, *except* in the event that, upon the advice of its outside legal counsel, it is required by law to disclose such information to governmental authorities or in connection with any litigation or proceeding.

(c) Obligated Persons. The foregoing obligations of confidentiality shall apply to any representatives of the parties and to any other person to whom the parties have delivered copies of, or permitted access to, such Confidential Information pursuant to this Agreement.

17. Disclaimer of Partnership and Agency

The parties hereto are independent contractors and have no power, and shall have no power, nor will either party represent that it has any power, to bind the other party or to assume or to create any obligation or responsibility, expressed or implied, on behalf of the other party or in the other party's name. This Agreement shall not be construed as constituting VisionWave and Stratonex as partners or joint venturers or to create any other form of legal association which would impose liability upon one party for the act or failure to act of the other.

18. Export Restrictions; Restricted Rights.

(a) Because Stratonex is located outside of the United States and Israel, VisionWave shall ensure that the Products may be exported from the United States or other countries to the address for Stratonex written above. Stratonex shall be solely responsible for compliance with all other laws, rules, or regulations governing the export, re-export, import or use of the Products, including, without limitation, the procurement and renewal of all export, re-export or import licenses or approvals required under U.S. or any foreign law for the export, re-export, import or use of the Products or any portion thereof, and shall pay all costs and other expenses in connection with such procurement and renewal. Stratonex shall not

export or re-export the Products or any portion thereof, directly or indirectly, without first obtaining any required export license from the U.S. Department of Commerce or any other agency of the U.S. Government or foreign governmental entity having jurisdiction over such transaction. Stratonex acknowledges that restrictions imposed by U.S. government agencies on the export of software are subject to change without notice and that Stratonex shall be solely responsible for compliance with all such export restrictions. Stratonex agrees to indemnify VisionWave and hold VisionWave harmless for any violation of any statute, rule or regulation regarding the export of the Products.

(b) Except to the extent that the US regulations and UN resolutions described in (i) and (ii) below are not applicable, Stratonex will not export, re-export, transfer or sell any Products or technical data provided under this Agreement, or the direct product of such Products or technical data:

(i) to any person, entity, organization or other party identified on the U.S. Department of Commerce's Table of Denial Orders, "Unverified List," "Entity List," or General Order No. 3 to Part 736 of the Export Administration Regulations, or on the U.S. Department of Treasury's lists of "Specially Designated Nationals and Blocked Persons," as published and revised from time or time; or

(ii) to any national of Cuba, Iran, Sudan, Syria or North Korea; or

(iii) for any nuclear, chemical/biological weapons or missile proliferation end-use or to end-users (including certain military end-users), as defined in Part 744 of the U.S. Export Administration Regulations; except as authorized by U.S. export license, approval, law or regulation.

(c) The Products are provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the Government is subject to restrictions set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013, and in subparagraphs (a) through (d) of the Commercial Computer-Restricted Rights clause at FAR 52.227-19, and in similar clauses in the NASA FAR Supplement, when applicable, and the successor statutes thereto.

19. Limited Warranty

(a) Each party represents and warrants that it has the right to enter into this Agreement.

(b) VisionWave warrants that the then current, unmodified version of the Software will operate substantially in conformance with the then current version of their published documentation for a period of ninety (90) days from delivery to the End User. If it is determined that the Software does not perform as warranted, VisionWave's only responsibility will be to use reasonable efforts, consistent with industry standards, to cure the defect. VisionWave does not represent that the Software is error free or will satisfy all of Stratonex's or its End User's requirements. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES. TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, VERBAL, STATUTORY OR OTHERWISE, AND WHETHER ARISING UNDER THIS AGREEMENT OR OTHERWISE ARE HEREBY EXCLUDED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. VISIONWAVE SHALL NOT BE BOUND BY OR BE LIABLE FOR ANY REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, WITH RESPECT TO THE PRODUCTS MADE BY STRATONEX OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES.

(c) Any Hardware purchased from VisionWave, whether stand-alone or on which the Software is installed, is resold by VisionWave on an "AS-IS" basis. VisionWave will pass through any manufacturer warranties to Stratonex. TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, ALL WARRANTIES, CONDITIONS AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, VERBAL, STATUTORY OR OTHERWISE, AND WHETHER ARISING UNDER THIS AGREEMENT OR OTHERWISE ARE HEREBY EXCLUDED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

20. Limitation of Liability

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR REVENUE OR DATA OR INFORMATION LOSS, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, IN THE PERFORMANCE OF THIS AGREEMENT, OR RELATED TO THE PRODUCTS, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT THAT DAMAGES FOR BREACH OF CONFIDENTIALITY OR PATENT, COPYRIGHT OR TRADE SECRET INFRINGEMENT ARE DEEMED TO BE CONSEQUENTIAL IN NATURE. IN ANY EVENT, THE LIABILITY OF VISIONWAVE TO DISTRIBUTOR FOR ANY REASON AND UPON ANY CAUSE OF ACTION OR CLAIM SHALL BE LIMITED TO THE AMOUNTS PAID TO VISIONWAVE BY DISTRIBUTOR UNDER THIS AGREEMENT. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION OR CLAIMS IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION TO BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATIONS, CLAIMS FOR FAILURE TO EXERCISE DUE CARE IN THE PERFORMANCE OF SERVICES HEREUNDER AND OTHER TORTS. BOTH PARTIES UNDERSTAND AND AGREE THAT THE REMEDIES, EXCLUSIONS AND LIMITATIONS HEREIN ALLOCATE THE RISKS OF PRODUCT NONCONFORMITY BETWEEN THE PARTIES AS AUTHORIZED BY THE UNIFORM COMMERCIAL CODE AND/OR OTHER APPLICABLE LAWS. THE PRICES FOR PRODUCTS HEREIN REFLECT, AND ARE SET IN RELIANCE UPON, THIS ALLOCATION OF RISK AND THE EXCLUSION OF CONSEQUENTIAL DAMAGES AND LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT. THIS EXCLUSION ALSO INCLUDES ANY LIABILITY THAT MAY ARISE OUT OF THIRD-PARTY CLAIMS AGAINST DISTRIBUTOR. ANY ACTION BY A PARTY MUST BE BROUGHT WITHIN THE EARLIER OF TWO (2) YEARS AFTER SUCH PARTY OBTAINS KNOWLEDGE OF THE FACTS LEADING TO SUCH ACTION AND THE APPLICABLE STATUTE OF LIMITATIONS.

21. Indemnification

(a) By VisionWave. VisionWave, at its expense, shall defend any action brought against Stratonex to the extent that it is based on a claim that any Software infringes a third party's copyright or a patent duly issued by the United States of America or the Territory and shall pay all damages and costs finally awarded against Stratonex in such action, provided that (i) VisionWave is notified in writing of the existence of such claim against Stratonex within seven (7) days of Stratonex's first learning of the same, and (ii) VisionWave is given full authority to control the defense, costs and settlement of the claim and that VisionWave receives reasonable cooperation and assistance from Stratonex. VisionWave will not be obligated to defend or otherwise indemnify Stratonex in any lawsuit or as to any claim which arises from or relates to any combination of the Software with another product not supplied by VisionWave, or if such claim is based upon a use of the Software for a purpose for which it was not designed or if the Software has been modified by any party other than VisionWave. In addition to the foregoing indemnification obligations, VisionWave shall have the option, at its expense, either to procure for an End User the right to continue using the Software or to replace or modify the Software so that it is no longer infringing, or, if such options are not reasonably available, to refund to Stratonex the amount actually paid by Stratonex to VisionWave for the Software and to credit to Stratonex the aggregate net purchase price paid for any allegedly infringing Software purchased by Stratonex during the six (6) months prior to such credit being given, provided that such Software for which the credit is given are new and unused and in their original shipping carton and are returned to VisionWave, at Stratonex's expense, within thirty (30) days of VisionWave giving Stratonex written notice of its intention to provide such credit. The foregoing states the entire obligation of VisionWave with respect to the infringement of intellectual property rights of any third party.

(b) By Stratonex. Stratonex shall indemnify VisionWave and hold it harmless from, any and all claims, losses, deficiencies, damages, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and all related costs and expenses) ("Losses") incurred by VisionWave as a result of any third party claim, judgment or adjudication against such person alleging or arising from: (i) any claims, warranties or representations made by Stratonex with respect to any services provided by Stratonex; (ii) the negligent use or intentional misuse of the Products or any subsequent upgrades or new releases thereof (including

the data generated by its use) by Stratonex; or (iii) any claim, representation or warranty by Stratonex concerning the quality, performance or other characteristics of the Products inconsistent with the documentation or other information provided by VisionWave.

22. Force Majeure

Neither party shall be responsible for failure to fulfill its obligations under this Agreement due to causes beyond its control for the period such causes are beyond its control and have not resulted directly or indirectly from its negligence or willful misconduct.

23. Assignment

Neither party may assign this Agreement, or any rights and obligations hereunder, to any third party without the express written permission of the other party. Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement to an "Affiliate", provided such Affiliate agrees in writing to assume all rights and obligations of the assigning party under this Agreement. For purposes of this paragraph, "Affiliate" shall mean any corporation that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the party to this Agreement.

24. Reservation of Rights

All rights not expressly granted to Stratonex under this Agreement are reserved to VisionWave. For the avoidance of doubt, nothing in this Agreement shall limit or restrict Stratonex IP, rights granted under Clause 15(c) and 15(d), or rights relating to registered Opportunities under Exhibit A.

25. General Provisions

(a) Severability. If any part of this Agreement is found to be invalid or unenforceable by any law, rule, order or regulation of any government, or by the final determination of any state or federal court, that part of this Agreement shall be amended to achieve as nearly as possible the same economic effect as the original provision and the remaining provisions of this Agreement shall remain in full force and effect.

(b) Entire Agreement. This Agreement, together with the schedules attached hereto, constitute and contain the complete agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior correspondence, agreements, representations, statements, negotiations and undertakings between the parties relating to the subject matter hereof. Amendments to this Agreement must be in writing, specifying such amendment, signed by duly authorized representatives of both parties.

(c) Governing Law. The laws of the state of California shall govern the construction and enforceability of this Agreement. The parties agree that any action arising under or relating to this Agreement or the Products shall lie within the exclusive jurisdiction of any State or Federal court located in the State of California; provided that nothing in this Section will prevent VisionWave from seeking injunctive relief against Stratonex or filing actions for payment of outstanding amounts in any court of the Territory. Stratonex consents to the exercise of jurisdiction by any State or Federal court located in the State of California and agrees that process may be served on Stratonex in any such action by mailing it to Stratonex at the address set forth below. If either party is compelled to seek judicial enforcement of its rights under this Agreement, the prevailing party in any such action shall be entitled to recover its costs incurred in such action, including reasonable attorneys' fees.

(d) No Waiver. No waiver by either party of any default shall operate as a waiver of any other default or of a similar default on a future occasion. No waiver of any term or condition shall be effective unless in writing and signed by the party against whom enforcement of the waiver is sought. Neither party shall be responsible for any failure to perform any obligation hereunder (except a failure to pay) due to causes beyond its reasonable control.

(e) Notices. Any notice which may be or is required to be given under this Agreement shall be in writing. All written notices shall be sent by registered or certified mail, postage prepaid, return receipt requested, personal delivery, or by air freight (notice of receipt of which is required), followed by a confirmation notice

utilizing any of such other means within five (5) business days thereafter. All such notices shall be deemed to have been given when received, addressed as indicated below or to such other address with respect to which the receiving party may from time to time give notice to the other party.

If to VisionWave:

Title: CEO

ceo@vwav.inc

1063 N Spaulding Ave

West Hollywood, CA 90046 USA

If to Stratonex:

Title: Founder

ben@stratonex.ai

2 The Slade, Newton Longville

Milton Keynes MK17 0DS United Kingdom

(f) Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same instrument.

26. Public Company Disclosure and Regulatory Cooperation

Stratonex acknowledges that VisionWave is a reporting company under the U.S. Securities Exchange Act of 1934 and may be required to disclose this Agreement or its material terms in SEC filings (including Form 8-K). Stratonex agrees to cooperate reasonably with VisionWave in connection with any such required disclosures and consents to public filing of this Agreement (or a redacted version if permitted under SEC rules). Stratonex shall not issue any press release or public statement regarding this Agreement or the relationship without VisionWave's prior written approval (except as required by law, in which case Stratonex shall provide advance notice and opportunity to comment to the extent legally permissible).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives, effective as of the date first written above.

Stratonex

Name: Ben Everitt

(Authorized Signature)

1 July 2026

VisionWave Holdings, Inc.

(Authorized Signature)

Doug Davis

(Name)

CEO

(Title)

1 July 2026

(Date)

Exhibit A

Business terms and pricing discount:

[redacted]

(2) Pricing will be determined by written quote from VisionWave to Stratonex; Stratonex is then free to quote its own pricing to its customer.

(3) Stratonex is required to register Opportunities; this may be done electronically via email. The definition of "Opportunity" is a customer project that may result in a purchase order and revenue for Stratonex for VisionWave Products, or for VisionWave directly. There may be multiple Opportunities within a single customer; each Opportunity should be registered. The goal of this registration process is to protect opportunities originated by Stratonex. An Opportunity shall become protected upon written acceptance by VisionWave. Once accepted, no other Distributor, Sales Agent/representative, Partner or Consultant of VisionWave may pursue, quote, contract for or otherwise engage the same opportunity without the prior written consent of Stratonex nor shall VisionWave directly engage the customer in relation to substantially similar opportunities without the prior written consent of Stratonex, unless Opportunity becomes unregistered.

An Opportunity shall remain registered with VisionWave until:
(i) the customer confirms that the requirement is no longer being pursued;
(ii) Stratonex voluntarily withdraws from the Opportunity; or
(iii) VisionWave notifies Stratonex that it needs to progress the Opportunity, and if Stratonex is unable to demonstrate such progress within 30 days, the Opportunity may be unregistered at VisionWave's sole discretion.

If an Opportunity has not been updated/advanced in a 30-day period, VisionWave will contact Consultant and ask for an update. If Stratonex is unable to show progress within an additional 15 days with the Opportunity, VisionWave reserves the right to unregister the opportunity. No commissions will be paid on unregistered Opportunities.

(4) In the event that Stratonex decides not to distribute or resell Products, Stratonex will inform VisionWave of this, and both parties agree that Stratonex can act instead as a Sales Agent. Where Stratonex chooses this, VisionWave will pay Stratonex a Commission based on VisionWave's Net Revenue. Net Revenue is defined as Gross Revenue minus Returns minus Discounts minus Allowances. The Commission rate will be 10%. If VisionWave has to discount more than normal in order to secure an Order, both parties may mutually negotiate a smaller percentage or a specific payment. Payment on accrued commissions shall be made monthly only after receipt of payment by VisionWave, and a valid invoice from Stratonex.

Exhibit B

Bank Wiring Instructions

[redacted]

Exhibit C

Territory for this Agreement is the United Kingdom and Europe.

Opportunities may be registered outside this territory on a case by case basis as mutually agreed by VisionWave and Stratonex.

Exhibit D

Price List Contact

[redacted]